Exhibit 5.1

[FORM OF OPINION OF THOMAS J. SABATINO, JR.]

UAL Corporation

The United Building

77 W. Wacker Drive

Chicago, IL 60614

[DATE]

Ladies and Gentlemen:

I am Senior Vice President, General Counsel and Corporate Secretary of UAL Corporation, a Delaware corporation (the “Company”). I refer to the Registration Statement on Form S-4 (as amended, the “Registration Statement”), to be filed on the date hereof by the Company with the Securities and Exchange Commission (the “Commission”). The Registration Statement relates to the registration of shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), that may be issued by the Company in connection with the merger of JT Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Company, with and into Continental Airlines, Inc., a Delaware corporation (the “Merger”), pursuant to the terms of the Agreement and Plan of Merger dated as of May 2, 2010 (the “Merger Agreement”).

In connection with this opinion, I or attorneys under my supervision have reviewed originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement; (ii) the Merger Agreement; (iii) the Restated Certificate of Incorporation of the Company, as amended to date; and (iv) the Company’s Amended and Restated Bylaws. I or attorneys under my supervision have also reviewed originals or copies, certified or otherwise identified to our satisfaction, of such other documents, certificates and records as I have deemed necessary or appropriate as a basis for the opinions set forth herein.

In rendering the opinions set forth herein, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted as originals and the conformity to the originals of all documents submitted as copies. In addition, I have assumed and have not verified the accuracy as to factual matters of each document reviewed.

The opinions expressed herein are limited to the General Corporation Law of the State of Delaware and I do not express any opinion herein concerning any other law.

Based on and subject to the foregoing and to the other qualifications and limitations set forth herein, I am of the opinion that all necessary corporate action on the part of the Company has been taken to authorize the issuance of the Common Stock in connection with the Merger and, when the Registration Statement has become effective under the Securities Act of 1933, as amended (the “Act”), the articles of merger have been duly filed with the Secretary of State of the State of Delaware and the Common Stock has been duly issued in accordance with the terms and conditions set forth in the Merger Agreement, the Common Stock will be validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. I also hereby consent to the use of my name under the heading “Legal Matters” in the joint proxy statement/prospectus which forms a part of the Registration Statement. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof, and I disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Very truly yours,

Thomas J. Sabatino, Jr. Senior Vice President, General Counsel and Corporate Secretary